Exhibit 8.1

Bonanza Creek Energy, Inc.

410 17th Street, Suite 1400

Denver, CO 80202

Re:  Bonanza Creek Equity Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Bonanza Creek Energy, Inc., a Delaware corporation (“Bonanza Creek”), in connection with (i) the planned transactions pursuant to the Agreement and Plan of Merger, dated as of November 9, 2020 (as amended and supplemented through the date hereof and including the exhibits thereto, the “Merger Agreement”), by and among Bonanza Creek, Boron Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Bonanza Creek (“Merger Sub”), and HighPoint Resources Corporation, a Delaware corporation (“HighPoint”), (ii) the preparation of the related registration statement on Form S-4 (File No. 333-251401) initially filed by Bonanza Creek on December 17, 2020, with the Securities and Exchange Commission (as amended through the date hereof, the “Equity Registration Statement”) and (iii) the preparation of the related registration statement on Form S-4 (File No. 333-251402) initially filed by Bonanza Creek on December 17, 2020, with the Securities and Exchange Commission (as amended through the date hereof, the “Debt Registration Statement” and together with the Equity Registration Statement, the “Registration Statement”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Equity Registration Statement.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by Bonanza Creek and HighPoint as to factual matters through certificates of officers of both Bonanza Creek and HighPoint (each an “Officer’s Certificate”). Additionally, in connection with the preparation of this opinion, we have examined the Merger Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate. In addition, we have assumed that: (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Merger Agreement and the parties thereto set forth in the Merger Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger Agreement, (iii) all such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, and (v) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue for any reason, our opinion as expressed below may be adversely affected.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Hong Kong Houston London New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based upon and subject to the assumptions, limitations and qualifications set forth herein and in the Equity Registration Statement, it is our opinion that, insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Equity Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” which starts on page 127 of the Equity Registration Statement, is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. The opinion is based on current provisions of the Internal Revenue Code of 1986 (and the legislative history thereto), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, case law and such other authorities as we have considered relevant, all as in effect and publicly available as of the date hereof. The authorities upon which the opinion is based are subject to change or differing interpretations, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the transactions contemplated by the Merger Agreement or the Registration Statement, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion.

This opinion is rendered to you as of the effective date of the Equity Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is furnished to you and may be relied on by you in connection with the transactions set forth in the Equity Registration Statement. In addition, this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law pursuant to the Equity Registration Statement. However, this opinion may not be relied upon for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Equity Registration Statement and the use of our name in the Equity Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,